FOR IMMEDIATE RELEASE

CHINATEL GROUP SETS UP APPLICATIONS CENTER IN TAIPEI, TAIWAN

IRVINE, CALIFORNIA – October 10, 2008 – ChinaTel Group, Inc. (“ChinaTel”)  (OTCBB:CHTL) today announced the implementation of its wireless broadband applications center in Taipei, Taiwan to provide advanced applications for Next Generation wireless communications services worldwide. ChinaTel also has subsidiary centers underway in China, Singapore and Japan.

The Taiwan site was selected as it has the necessary resources to provide complete WiMAX industry chain service, including: chipset development, device manufacturing/testing, certification services, and functioning service operators. According to The Ministry of Economic Affairs of Taiwan, it’s estimated that the total value of WiMAX will reach NTD 140 billion in 2012 (around USD $4.5 billion) in Taiwan alone. The applications center was set up to develop advanced wireless applications for Next Generation wireless broadband network related products and services targeting three important markets:  1) Consumer, 2) Enterprise, and 3) Government.

Consumers:
The wireless broadband consumer market is growing rapidly even though worldwide mobile broadband density is at 0.2%, with the global average for tele-density at 20%. According to a recent study, this gap will be diminished as more and more consumers demand high speed connectivity, resulting in over 1.3 billion WiMAX subscribers worldwide by 2012. Also, with few exceptions, the Asia Pacific region in general currently consists of low broadband penetration and fragmented infrastructure, making it an attractive area for wireless broadband investment. With more than three billion people in this region alone, many analysts believe that Asia Pacific will garner more than 50% of total global investment for basic WiMAX infrastructure development by 2011. ChinaTel looks to capitalize on this growth.

Movies on Demand will be the first application provided by ChinaTel’s application center through DSL line, cable and wireless broadband network. With this service, subscribers can watch the latest High Definition movies in their homes through an Internet protocol television (IPTV) home theatre box or from their portable and mobile devices anywhere they have access to the network. Currently, in collaboration with Set-top Box (STB) companies, the application centers strive to introduce various content to the Asian Pacific market, such as newly released Hollywood movies, English tutoring, and Karaoke.

Further, ChinaTel has worked to collaborate with some of the social networking sites in the Chinese speaking community that have in excess of 35 million subscribers who are looking for a more customizable Internet experience. ChinaTel provides the service to those community customers and other potential subscribers with applications including: IPTV, video/music downloading, on-line gaming, WEB 2.0, and wireless email. All of these services are aimed at channeling users through ChinaTel’s homepage, whereby any redirection from there will capture advertising revenues much in the same way Google operates in the U.S.

Enterprise:
ChinaTel and its application centers strive to be a major provider of enterprise solutions for businesses across the Asian Pacific market. Initially focused in the area of radio-frequency identification (RFID), ChinaTel believes that high capacity networks will continue to provide novel solutions for all types of businesses. While RFID is basically a wireless form of identification for any product in any position, the applications are seemingly endless. For example, ChinaTel has partnered with advertising agencies to transmit advertisements wirelessly to customizable billboards and LCD screens. Each advertisement carries its own identification number so the agencies can track where and when each ad is shown and charge each advertiser accordingly. This type of advertising media is especially attractive considering how the remoteness of many of today’s advertising locations have made it cost-prohibitive to update those ads on a timely basis. Also, with high capacity network access, advertisers can target interactive advertisements for mobile devices, a market which promises to boom in the next few years.

Government:
Applications used by the Government include biometric video surveillance, traffic management, and mobile virtual private network. With all of the publicity surrounding the 2008 Olympics, the Chinese Government has taken many steps to upgrade its public surveillance systems. Currently, most video surveillance systems are fragmented and consist of individual monitoring screens to watch for abnormal activity. Given the sophistication of terrorist acts that have taken place worldwide in recent years, this kind of manual surveillance is completely inefficient and is rapidly becoming obsolete. ChinaTel is currently in talks with several provinces in China to provide biometric video surveillance that is able to digitally recognize the facial structures of known terrorists and suspicious individuals and to immediately alert the proper authorities.

About ChinaTel Group, Inc.
ChinaTel Group Inc. is a business entity forged through a merger with Trussnet USA, Inc. (“Trussnet”) to acquire and operate WiMAX networks in key markets throughout the world.  ChinaTel’s vision will deliver a new way of communications and invest in building long-lasting relationships with customers and partners to lead the broadband industry in customer service and responsiveness. Our strategy is to build leading-edge IP-leveraged solutions advanced by our worldwide infrastructure and leadership in emerging markets. ChinaTel, through its wholly-owned subsidiary, Trussnet, also currently provides telecommunications infrastructure engineering and construction services throughout the world, with plans to expand into select countries. ChinaTel is currently a leading service provider throughout Asia providing services to telecom companies in China, Singapore, Taiwan, and Hong Kong.  The management team has provided architecture and engineering services for the wireless telecommunications industry for more than 30 years and has been involved in the design, construction and deployment of more than 20,000 wireless projects. For more information, please visit www.chinatelgroup.com.

Notice regarding forward-looking statements
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting the company, the ability of the company to satisfy the conditions to completion of the business combination and those other risks and uncertainties detailed in the company's filings with the Securities and Exchange Commission.

For further information please contact:

Tammy Perry
Westmoore Investor Relations
Tel: 714.998.4425 x110
Email: info@westmooreinc.com

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